Exhibit 99.1

Knight Transportation Declares Quarterly Cash Dividend

PHOENIX, ARIZONA--March 2, 2005--Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared the company's quarterly cash dividend of $0.02 per share of common stock. This is the second quarterly dividend initiated pursuant to a cash dividend policy approved by the Board of Directors, which anticipates a total annual dividend of $0.08 per share of common stock, payable in quarterly increments of $0.02 per share of common stock. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company's financial performance.

The company's second cash dividend is payable to shareholders of record on March 31, 2005, and is expected to be paid on April 18, 2005.

Knight Transportation, Inc. is a short to medium haul, truckload carrier headquartered in Phoenix, Arizona. The company serves most of the United States through its regional operations in Phoenix, AZ; Salt Lake City, UT; Portland, OR; Indianapolis, IN; Katy, TX; Gulfport, MS; Charlotte, NC; Memphis, TN; Kansas City, KS; Atlanta, GA; Denver, CO; Las Vegas, NV; Carlisle, PA; and Lakeland, FL. The company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities, and refrigerated goods.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specifically, these forward-looking statements relate to our anticipated total annual dividend of $0.08 per share of common stock. There can be no assurance that future dividends will be declared. The actual declaration of future dividends, and the establishment of record and payment dates, is subject to final determination by our Board of Directors each quarter after its review of our financial performance. These forward-looking statements involve a number of risks and uncertainties, and are based upon the current expectations, forecasts, and assumptions of management. In particular, our declaration of future dividends is subject to various risks and uncertainties, including: our inability to declare a dividend in compliance with applicable laws; restrictions on the payment of dividends under existing or future credit agreements or other financing arrangements; changes in tax laws relating to corporate dividends; a determination by the Board of Directors that the declaration of a dividend is not in the best interests of the company and its shareholders; an increase in our cash needs or a decrease in available cash; or a deterioration in our financial condition or results, including as a result of those risks, uncertainties, and other factors identified from time to time in our filings with the Securities and Exchange Commission.
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Contact:
     Knight Transportation, Inc., Phoenix
     Kevin P. Knight or David Jackson, 602-269-2000